EXHIBIT 10.3

AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made effective November 20, 2007, between Mount Hope Mines, Inc., a Colorado corporation, whose address is 1351 4th St., Suite 301, Santa Monica, California 90401 (hereinafter “Owner” or the “Company”) and General Moly, Inc., a Delaware corporation (successor-by-merger to Idaho General Mines, Inc., an Idaho corporation), whose address is 1726 Cole Boulevard, Suite 115, Lakewood, Colorado 80401 (hereinafter referred to as “GMO”).

RECITALS

A. The Company and Idaho General Mines, Inc. entered into a Lease Agreement dated effective October 19, 2005 (the “Lease”), pursuant to which the Company granted to GMO an exclusive lease of certain Property (as defined in the Lease) owned by the Company, together with the exclusive right to develop the Property for the production of minerals and mineral substances.

B. The parties now desire to clarify, revise and amend certain terms of the Lease, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The parties agree to add a new Section 1.1(a)(iii) to the Lease which reads as follows:

(iii) For purposes of this Agreement, “Molybdenum” shall mean all molybdenum-bearing ores, concentrates or materials (and any products derived therefrom) produced from the Property.

2. The parties agree to modify Section 1.1(c) of the Lease to read as follows (and the parties acknowledge that the payments described below that were due on or before January 31, 2006, April 19, 2006, October 19, 2006, April 19, 2007 and October 19, 2007, respectively, were timely and properly paid):

(c) Periodic Payments and Advance Royalty. Subject to GMO’s right of termination contained in Article 5, GMO shall pay the following to Owner (the payments described in Sections 1.1(c)(i)-(viii) below being referred to hereinafter as “Periodic Payments”):

(i) Two Hundred and Fifty Thousand Dollars ($250,000.00) shall be due to Owner as of the Effective Date, One Hundred and Twenty-Five Thousand Dollars ($125,000.00) of which shall be paid on or before January 31, 2006 and the remaining One Hundred and Twenty-Five Thousand Dollars ($125,000.00) of which shall be paid on or before April 19, 2006.

(ii) Two Hundred and Fifty Thousand Dollars ($250,000.00) shall be due to Owner on October 19, 2006, One Hundred and Twenty-Five Thousand Dollars ($125,000.00) of which shall be paid on or before October 19, 2006 and the remaining One Hundred and Twenty-Five Thousand Dollars ($125,000.00) of which shall be paid on or before April 19, 2007.

(iii) Three Hundred and Fifty Thousand Dollars ($350,000.00) shall be due to Owner on October 19, 2007.

(iv) Subject to GMO’s right to defer this payment as provided for in Section 1.1(c)(v), and subject to GMO’s timely making any required Interim Financing Payments as provided for in Section 1.1(c)(vi), GMO shall pay to Owner the greater of Two Million Five Hundred Thousand Dollars ($2,500,000.00) or three percent (3%) of the Construction Capital Cost Estimate (the “Estimate”) on or before October 19, 2008. Any payment made to Owner under this Section 1.1(c)(iv) shall be subject to audit and adjustment in accordance with the provisions of Section 1.8.

(v) Subject to its timely making any required Interim Financing Payments as provided for in Section 1.1(c)(vi), GMO may defer the payment required by Section 1.1(c)(iv) for up to two (2) years by paying to Owner on or before October 19, 2008 and October 19, 2009, respectively, the sum of Three Hundred and Fifty Thousand Dollars ($350,000.00). GMO may only elect to defer the payment required by Section 1.1(c)(iv) if after using its best efforts to secure Project Financing it is unable to secure such financing, and GMO shall provide written notice of such deferral to the Company not later than October 4, 2008 and again not later than October 4, 2009. Not later than thirty (30) days after the end of each calendar quarter after October 19, 2008, and until it has secured Project Financing or through October 19, 2009, GMO shall provide to the Company a written summary of its efforts to secure Project Financing during that calendar quarter.

(vi) Although the parties acknowledge and agree that GMO has no obligation to obtain any interim financing, until Project Financing has been secured, if GMO obtains any interim financing, GMO shall pay to Owner as a partial payment towards the Estimate three percent (3%) of all funds received by GMO after September 1, 2007 by way of public offerings, private placements, debt financings or otherwise, but only to the extent such funds are earmarked by GMO for capital expenditures at or for the benefit of the Property and will be included in the Estimate (each such payment as “Interim Financing Payment”). Each Interim Financing Payment shall be accompanied with an accounting from GMO of those funds earmarked for capital expenditures at or for the benefit of the Property which will be included in the Estimate, on which the partial three percent (3%) payment was based, and any additional funds raised which GMO claims are not so earmarked. By providing written notice to GMO within ninety (90) days after receipt of said accounting, Owner shall have the right to audit GMO’s books and records which pertain to the funds identified, in accordance with the procedures set forth in Section 1.1(d)(iv), except that all 180-day periods referenced therein shall be reduced to 90 days for purposes of this Section 1.1(c)(vi). The costs of each such audit shall be borne by either Company or GMO depending upon the outcome of the audit, again in the same manner as described in Section 1.1(d)(iv). Any payments made by GMO to Owner under this Section 1.1(c)(vi) shall not relieve GMO of any obligation to make all of the other required Periodic Payments pursuant to this Section 1.1(c).

(vii) If GMO has deferred the payment required by Section 1.1(c)(iv) and made each of the payment(s) required by Sections 1.1(c)(v) and (vi), then not later than October 19, 2010, but in any event immediately after the securing of Project Financing, GMO must make the payment required by Section 1.1(c)(iv), less any Interim Financing Payments made under Section 1.1(c)(vi). If, however, by October 19, 2010, GMO has not secured its Project Financing having used its best efforts to secure said Project Financing, GMO may elect to pay Two Million Five Hundred Thousand Dollars ($2,500,000.00), less any payments made to Owner under Section 1.1(c)(vi), to Owner on or before that date and, if three percent (3%) of the Estimate is greater than Two Million Five Hundred Thousand Dollars ($2,500,000.00), GMO shall make that payment and shall pay to Owner one-half of the difference between Two Million Five Hundred Thousand Dollars ($2,500,000.00), less any Interim Financing Payments paid to Owner under Section 1.1(c)(vi), and three percent (3%) of the Estimate, on each of October 19, 2011 and October 19, 2012, respectively.

(viii) On or before the earlier of (a) the first October 19th following GMO’s payment of the required Periodic Payments under Section 1.1(c)(iv) or Section 1.1(c)(vii), or (b) October 19, 2013, and on or before October 19th of each year thereafter, GMO shall pay to Owner a minimum advance royalty of Five Hundred Thousand Dollars ($500,000.00) (the “Advance Royalty”).

3. The parties agree to modify the first full paragraph of Section 1.1(d) of the Lease, which begins on page 3 of the Lease and ends on page 4, to read as follows (and agree that the remainder of Section 1.1(d) is amended only as set forth in paragraphs 4-8 of this Amendment):

(d) Production Royalty. Subject to GMO’s right of termination contained in Article 5, following the commencement of Commercial Production, GMO shall pay to Owner and to Exxon a production royalty on Molybdenum produced from the Property and sold (or deemed sold) by GMO (the “Production Royalty”). The Production Royalty payable to Exxon shall be paid as required under and in accordance with the terms of the Exxon Agreement. The Production Royalty payable to Owner shall be the greater of (i) Twenty-Five Cents ($0.25) per pound of molybdenum metal sold (or the equivalent thereof if some other Product is sold) from the Property (although the parties agree that in no event may any Production Royalty payment for any Products exceed the amount of Net Returns received by GMO for those Products), or (ii) three and one-half percent (3.5%) of the Net Returns (the “Base Percentage”), as defined below in Section 1.1(d)(i), and shall be paid according to the payment terms of Section 1.1(d)(iii). In addition, whenever the average Gross Value (as defined below) of any Products sold (or deemed sold) during any calendar quarter is equal to or greater than $12.00 per pound of molybdenum metal (or the equivalent thereof if some other Product is sold) but less than $15.00 per pound during that calendar quarter, Owner’s Production Royalty shall be increased by a full percentage point over and above the Base Percentage; and whenever the average Gross Value of any Products sold (or deemed sold) during any calendar quarter is equal to or greater than $15.00 per pound of molybdenum metal (or the equivalent thereof if some other Product is sold), Owner’s Production Royalty shall be increased by one and one-half full percentage points over and above the Base Percentage. For purposes of calculating the average Gross Value of Products sold (or deemed sold) during any calendar quarter, the total proceeds received (or deemed received) by GMO pursuant to the provisions of Section 1.1(d)(ii) for Products sold (or deemed sold) during that calendar quarter shall be divided by the total number of pounds of molybdenum metal (or the equivalent thereof if some other Product is sold) sold (or deemed sold) during that calendar quarter. In the event that during the term of this Agreement a gross proceeds or net smelter returns production royalty upon the production of minerals and payable to the United States government (a “Federal Royalty”) is imposed on Molybdenum and other Minerals specifically extracted from the Property, then the Base Percentage shall be reduced by the equivalent of fifteen percent (15%) of said Federal Royalty (adjusting the Federal Royalty to approximate a percentage of Net Returns as necessary). However, in no circumstances shall the Base Percentage be reduced by greater than one full percentage point (1%). Moreover, if subsequent to the imposition of the Federal Royalty, said royalty is eliminated as it applies to Molybdenum or other Minerals specifically extracted from the Property, then adjustments to the Base Percentage to account for the Federal Royalty shall no longer be made. If, subsequent to the imposition of the Federal Royalty, said royalty is reduced as it applies to Molybdenum or other Minerals specifically extracted from the Property, then the reduction to the Base Percentage shall be adjusted accordingly as of the date of said modification (subject to the maximum reduction of one percent (1%)). For Minerals other than Molybdenum, in the event GMO wishes to extract and sell said Minerals from the Property, then it shall notify Company in writing of its intention to extract those other Minerals and the parties shall negotiate in good faith a Net Returns Production Royalty on any other minerals consistent with Sections 1.1(a) and 4.5 of this Agreement. In the event that the parties are unable to reach agreement on a Net Returns Production Royalty on those other Minerals, then the matter shall be decided by binding arbitration pursuant to Section 12.17 of this Agreement. Without modifying the provisions of Section 4.5(c), the term “Minerals” for purposes of this Agreement shall include, without limitation, stone, sand, gravel and clay.

4. The parties agree that Section 1.1(d)(i)(c) is hereby deleted from the Lease, so that any production royalty imposed by the United States government shall not be a deduction in calculating Net Returns.

5. The parties agree to revise the second sentence of Section 1.1(d)(v) of the Lease to read as follow:

(v) Except as otherwise set forth in Section 1.1(d)(vi) below, Owner shall have no right to participate or obligation to share whatsoever in any price protection or hedging activities of GMO, including any sales of Products derived from the Property by GMO on the commodity market or otherwise, or in any profits received or losses suffered by GMO as a result of such marketing or hedging activities.

6. The parties agree to add a new Section 1.1(d)(vi) to the Lease which reads as follows:

(vi) If during the term of this Agreement, GMO enters into agreements with third parties for the presale of any Molybdenum Products produced by GMO from the Property (collectively, “Hedging Contracts”), then and in that event, Company agrees that the “Net Returns” and the “Gross Value” from which the Production Royalty is derived with respect to the Molybdenum Products sold under those Hedging Contracts shall be based on the price paid by that third party to GMO for Molybdenum Products, subject to the following:

(a)
The minimum price from which the Production Royalty is calculated shall be Twelve Dollars ($12.00) per pound of molybdenum metal (or the equivalent thereof), and if the actual price paid or credited to GMO by that third party is less than $12.00 per pound, those Molybdenum Products shall be deemed to have been sold for $12.00 per pound, and Gross Value shall be calculated based on that $12.00 per pound deemed sales price.

(b)
If any purchaser of Molybdenum Products under a Hedging Contract pays less than the Fair Market Value for those products, the maximum discount (for purposes of calculating Company’s Production Royalty) shall be twenty percent (20%) of the differential between the floor price payable by the purchaser and the Fair Market Value at the time of payment to GMO (the “Differential”), subject to the price floor described in Section 1.1(d)(vi)(a) above. In other words, regardless of the actual amount paid or credited to GMO under any Hedging Contract, and regardless of the actual discount (if any) from the Fair Market Value of Molybdenum Products received by any purchaser under a Hedging Contract, the deemed sales price on which the Production Royalty is to be calculated and paid shall be based on a discount of not more than 20% of the Differential at the time of such deemed sale, and that deemed sales price shall never be less than $12.00 per pound of molybdenum metal (or the equivalent thereof), even if a lower price is actually received by or credited to GMO. For purposes of this Section 1.1(d)(vi), “Fair Market Value” shall mean the price of molybdenum metal as quoted by Metals Week or some other reference source mutually agreeable to the parties.

(c)
The provisions of Sections 1.1(d)(vi)(a) and (b) above shall apply to Hedging Contracts which pertain to not more than fifty percent (50%) of the annual production of Molybdenum Products from the Property during any calendar year. If more than fifty percent (50%) of the annual production of Molybdenum Products from the Property during any calendar year is sold under Hedging Contracts, then, with respect to the production in excess of fifty percent (50%), GMO shall pay the Production Royalty based on the Fair Market Value of those Molybdenum Products at the time they are deemed sold. In other words, GMO may enter into Hedging Contracts which cover more than 50% of the annual production of Molybdenum Products from the Property, the Production Royalty with respect to 50% of the Molybdenum Products produced from the Property during that calendar year would be calculated as set forth in Sections 1.1(d)(vi)(a) and (b) above, and the Production Royalty on the remainder of the Molybdenum Products sold under Hedging Contracts during that calendar year would be calculated based on their Fair Market Value as set forth in this Section 1.1(d)(vi)(c). Not later than thirty (30) days prior to the end of each calendar year beginning with the calendar year during which the commencement of Commercial Production occurs, GMO shall provide to Owner a good faith estimate of the percentage of Molybdenum Products that will be sold from the Property under Hedging Contracts during the upcoming calendar year (if known). Along with the Production Royalty payment and accompanying statement for the last quarter of each such calendar year, GMO shall provide an accounting of the percentage of Molybdenum Products actually sold under Hedging Contracts during that calendar year, and shall include with that quarterly Production Royalty payment any additional amounts owed to Owner to account for Production Royalty payments that must be adjusted to meet the fifty percent (50%) limit described above.

(d)	By way of example (but not limitation), the Production Royalty would be payable under a Hedging Contract as follows:

Example I

•	Floor price of Molybdenum is $12.00 per pound to the purchaser.

•	Fair Market Value of Molybdenum at time of deemed sale is $30.00 per pound.

•
GMO agrees with purchaser to provide a 20% discount on the Differential. Differential is $18.00 per pound (30-12), which results in $3.60 (20% of $18.00) off of the Fair Market Value for purposes of calculating the Production Royalty. The deemed sales price (for purposes of calculating Gross Value) is thus $26.40 per pound.

•
Under this example “Gross Value” would be $26.40 per pound, and the applicable percentage Production Royalty would be 5%. To the extent Molybdenum Products sold under this Hedging Contract exceeded 50% of the annual production of Molybdenum Products from the Property, then for the excess Molybdenum Products sold under this Hedging Contract during that calendar year, “Gross Value” would be $30.00 per pound, and the applicable percentage Production Royalty would be 5%.

Example II

•	Floor price of Molybdenum is $10.00 per pound to the purchaser.

•	Fair Market Value of Molybdenum at time of deemed sale is $35.00 per pound.

•
GMO agrees with purchaser to provide a 30% discount on the Differential. Differential is $25.00 per pound (35-10), but for purposes of calculating Production Royalty, calculation is 20% (maximum discount) of $23.00 per pound (35-12), which results in $4.60 off of the Fair Market Value. The deemed sales price (for purposes of calculating Gross Value) is thus $30.40 per pound.

•
Under this example, “Gross Value” would be $30.40 per pound, and the applicable percentage Production Royalty would be 5%. To the extent Molybdenum Products sold under this Hedging Contract exceeded 50% of the annual production of Molybdenum Products from the Property, then for the excess Molybdenum Products sold under this Hedging Contract during that calendar year, “Gross Value” would be $35.00 per pound, and the applicable percentage Production Royalty would be 5%.

Example III

•	Floor price of Molybdenum is $10.00 per pound to the purchaser.

•	Fair Market Value of Molybdenum at that time is $15.50 per pound.

•
GMO agrees with purchaser to provide a 20% discount on the Differential. Differential is $5.50 per pound (15.50 - 10), which results in $1.10 (20% of $5.50) off of the Fair Market Value for purposes of calculating the Production Royalty. The deemed sales price (for purposes of calculating Gross Value) is thus $14.40 per pound.

•
Under this example, “Gross Value” would be $14.40 per pound, and the applicable percentage Production Royalty would be 4.5%. To the extent Molybdenum Products sold under this Hedging Contract exceeded 50% of the annual production of Molybdenum Products from the Property, then for the excess Molybdenum Products sold under this Hedging Contract during that calendar year, “Gross Value” would be $15.50 per pound, and the applicable percentage Production Royalty would be 5%.

Example IV

•	Floor price of Molybdenum is $16.00 per pound to the purchaser.

•	Fair Market Value of Molybdenum at time of deemed sale is $14.00 per pound.

•	The deemed sales price (for purposes of calculating Gross Value) is $16.00 per pound.

•
Under this example, “Gross Value” would be $16.00 per pound, and the applicable percentage Production Royalty would be 5%. To the extent Molybdenum Products sold under this Hedging Contract exceeded 50% of the annual production of Molybdenum Products from the Property, then for the excess Molybdenum Products sold under this Hedging Contract during that calendar year, “Gross Value” would be $14.00 per pound, and the applicable percentage Production Royalty would be 4.5%.

Example V

•	Floor price of Molybdenum is $11.00 per pound to the purchaser.

•	Fair Market Value of Molybdenum at time of deemed sale is $10.00 per pound.

•	The deemed sales price (for purposes of calculating Gross Value) is $12.00 per pound.

•
Under this example, “Gross Value” would be $12.00 per pound, and the applicable percentage Production Royalty would be 4.5%. To the extent Molybdenum Products sold under this Hedging Contract exceeded 50% of the annual production of Molybdenum Products from the Property, then for the excess Molybdenum Products sold under this Hedging Contract during that calendar year, “Gross Value” would be $10.00 per pound, and the applicable percentage Production Royalty would be 3.5%.

(e)
The parties agree that quarterly Gross Value computations shall be made separately for (1) Molybdenum Products sold under Hedging Contracts during each calendar quarter and (2) other Molybdenum Products sold during that same calendar quarter, and the percentage royalty payable shall be calculated separately for each category of Molybdenum Products.

7. The parties agree to add a new Section 1.1(d)(vii) to the Lease which reads as follows:

(vii) If GMO builds a roasting facility which is intended by GMO to process Molybdenum concentrates produced from the Property, then GMO may process Molybdenum from properties other than the Property in that roasting facility (“Custom Roasting”) without any Production Royalty payment obligations to Company with respect to that Molybdenum from properties other than the Property, if and only if:

(a)
Any “Custom Roasting” complies with all applicable federal, state and local laws, rules, regulations, and is performed in accordance with all governmental licenses, permits and approvals and the terms of this Agreement; and

(b)
Such “Custom Roasting” is conducted and is terminated prior to the commencement of Commercial Production from the Property and the conduct of such Custom Roasting is not a reason for the delay of the commencement of Commercial Production from the Property.

(c)
Notwithstanding the provisions of Sections 1.1(d)(vii)(a) and (b), GMO may conduct Custom Roasting operations after the commencement of Commercial Production from the Property if and only if there is excess roasting capacity after processing all the Molybdenum produced from the Property. Excess roasting capacity may exist as the result of an involuntary reduction by GMO of planned production levels at the Property as the direct result of an event which GMO could not have reasonably foreseen. Thus, in that situation, Custom Roasting may occur. GMO may not, however, intentionally reduce the levels of production of Molybdenum from the Property to create excess roasting capacity.

(d)
If such “Custom Roasting” operations occur in accordance with Section 1.1(d)(vi)(c) above, then GMO shall insure that any commingling of Molybdenum Products from any other property with those produced from the Property is conducted in accordance with the provisions of Section 4.5(d).

8. The parties agree to add a new Section 1.1(d)(viii) to the Lease which reads as follows:

(viii) If at any time during the term of this Agreement, GMO has not placed the Property into Commercial Production for reasons other than GMO’s failure to secure Project Financing or permitting for the project (GMO having used its best efforts to obtain the same), but is conducting commercial mining and/or processing operations from its “Hall-Tonopah” property (as defined on the attached Schedule A), then in such event, Company has the right, in its sole discretion, to demand that GMO pay to Company a production royalty of ten cents ($.10) per pound of Molybdenum Products produced from Hall-Tonopah. Such production royalty payments shall be made in accordance with the provisions of Sections 1.1(d)(iii)-(v) of this Agreement. The obligation to pay the production royalty from Hall-Tonopah as provided herein is absolute and failure to pay said royalty to Company, upon its request, shall be a material breach of this Agreement and shall entitle Company to assert any remedies to which it is entitled at law, in equity, or under this Agreement, including without limitation termination of the Agreement. The amount of said royalty payments shall be recoupable from the Production Royalty payable to Owner from the Property in accordance with the provisions of Section 1.5. However, in no event shall GMO be required to pay to Company in any calendar year a total amount of production royalty from Hall-Tonopah greater than it is required to pay to Company during that calendar year pursuant to Section 1.1(c) of this Agreement. The obligation to pay a production royalty to Company under this Section 1.1(d)(viii), however, shall not relieve GMO of its obligation to timely make all payments required under Section 1.1(c). GMO’s obligation pursuant to this Section 1.1(d)(viii) shall terminate upon the termination of this Agreement or upon the commencement of Commercial Production from the Property. The parties agree to record in the official records of Nye County, Nevada, a memorandum form of GMO’s obligation to pay Company a production royalty from the production of Molybdenum at Hall-Tonopah under certain circumstances, as described in this Section 1.1(d)(viii).

9. The parties agree that Section 1.3 of the Lease is revised to read as follows:

1.3 Project Financing. For purposes of this Agreement, the term “Project Financing” shall mean the securing of funds by GMO on terms and conditions satisfactory to it, such funds to be dedicated to the development of the Property in accordance with the Estimate. For purposes of this Agreement, GMO shall be deemed to have “secured” Project Financing on the earlier of either (a) the receipt of funds which comprise at least fifty percent (50%) of GMO’s projected costs (as set forth in a preliminary Estimate which shall be delivered by GMO to Owner not later than March 31, 2008) required for GMO to put the Property into Commercial Production (as defined in Section 1.7) or (b) the Commencement of Construction of the Project. The parties acknowledge and agree that the preliminary Estimate shall be used only for the purpose of determining when Project Financing has been secured, that the preliminary Estimate referred to in this Section 1.3 shall not constitute the Estimate that GMO is required to deliver pursuant to Section 1.2, and that the projected cost figures in the preliminary Estimate may be different than those set forth in the Estimate. The phrase “Commencement of Construction of the Project” is hereby defined as the commencement of construction of the mine, mill or related facilities at the Property in accordance with the project plan, but only after issuance by the BLM of a Record of Decision approving the Plan of Operations for development and mining at the Property. GMO shall notify Owner immediately after it has secured Project Financing pursuant to the provisions of this Section 1.3.

10. The parties agree that all references in Section 1.4 of the Lease to Sections 1.1(c)(iii) and 1.1(c)(v) are revised to refer to Sections 1.1(c)(iv), 1.1(c)(vi) and 1.1(c)(vii).

11. The parties agree that the references in Sections 1.5(a), (b) and (c) of the Lease to Sections 1.1(c)(iii), 1.1(c)(v) and 1.1(c)(vi) are revised to refer to Sections 1.1(c)(iv), 1.1(c)(vi) and 1.1(c)(vii), respectively.

12. The parties agree to delete from the Lease the third to the last full sentence of Section 4.4(j).

13. The parties agree that Section 6.1 of the Lease is revised to read as follows:

6.1 After-Acquired Property. During the term of this Agreement, GMO may locate or acquire additional patented and unpatented mining claims or fee lands in the vicinity of the Property (“After Acquired Property”). In the event that GMO locates or acquires any such interests in real property wholly or partially within two (2) miles from the exterior boundaries of the Property (the “Area of Interest”), GMO shall promptly notify the Company and provide the Company with a copy of any acquisition documents and other data and information pertaining to such After Acquired Property. The Company shall have thirty (30) days from and after it receives such information to notify GMO whether or not the Company desires that such After Acquired Property shall become part of the Property under this Agreement, and if the Company timely provides such notice then such After Acquired Property shall be burdened by the obligation to pay the Production Royalty to Owner (and Exxon if applicable) as provided herein. In addition, the Company may at any time during the Term request that GMO convey any such After Acquired Property to Company. Upon such request, such After Acquired Property shall be immediately conveyed to the Company by special warranty deed from GMO, but remain part of the Property under this Agreement. The parties agree that any interest in unpatented mining claims or other real property (a) conveyed by GMO to the Company during the Option Period (the “Conveyed Claims”) or (b) owned or held by GMO as of the Effective Date and wholly or partially within the Area of Interest (the “GMO Claims”) shall be treated as part as of the Property under this Agreement, burdened by the obligation to pay the Production Royalty to Owner (and Exxon if applicable) as provided herein. Upon the execution of this Agreement, GMO, at Company’s request, shall convey the GMO Claims to the Company by special warranty deed. Thereafter, if during the term of this Agreement GMO desires to terminate this Agreement with respect to any of the GMO Claims or the Conveyed Claims, GMO shall provide written notice to the Company, including in such notice a written reminder to the Company of its right to request that the GMO Claims be conveyed to it, and Company shall have the right to request that any or all of the GMO Claims be conveyed to Company. If no such request is received by GMO prior to the termination of this Agreement, then such claims shall no longer be subject to this Agreement, although the provisions of the last sentence of Section 5.1 and all of Sections 5.2-5.6 of the Agreement shall apply to those claims.

14. The parties agree that the first sentence of Section 9.1 of the Agreement is revised to read as follows:

GMO agrees that, not later than October 31, 2007, it will submit to Owner and to the appropriate governmental agencies a disposal and remediation plan pursuant to which it commits to a timeline for taking such reasonable actions as are necessary under applicable Environmental Laws to satisfy certain existing environmental conditions at the Property, as more specifically set forth on Exhibit B attached hereto and incorporated herein by reference.

15. The parties agree that Section 12.3 of the Lease is revised to read as follows:

12.3 Successors and Assigns. The terms of this Agreement shall bind and inure to the benefit of the parties and their respective permitted successors, heirs and assigns, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise. GMO shall not assign or otherwise convey its rights or obligations under this Agreement to any third party without the prior written consent of the Company, which such consent the Company may withhold in its sole discretion; provided however, that (a) if such an assignment takes the form of a pledge by GMO of its interest in this Agreement for purposes of obtaining Project Financing to raise funds for the conduct of Operations on or for the benefit of the Property, the Company’s consent to such an assignment may not be unreasonably withheld; and (b) no such consent shall be required for an assignment and delegation by GMO of all of its rights and obligations under this Agreement to a wholly-owned subsidiary of GMO (provided that such subsidiary simultaneously acquires all of GMO’s other assets on the Property). In the event of any such assignment, the assignee shall agree in writing to be bound by all of the terms and conditions of this Agreement. Any such assignment shall not relieve GMO of any of its obligations or liabilities under this Agreement. The Company may convey the Property or its interest in this Agreement to any third party as long as such third party agrees in writing to be bound by all of the terms and conditions of this Agreement. GMO may enter into, and Company shall not withhold its consent to, a joint venture or joint operating agreement between GMO and a third party in order for GMO to obtain Project Financing for the conduct of Operations on or for the benefit of the Property if it is reasonably demonstrated that (a) the proposed third party is financially sound and able to participate in the financing or management and operation of the project upon the terms proposed by GMO and (b) the creation of the joint venture increases the likelihood of either the commencement or acceleration of the commencement of Commercial Production from the Property.

16. The parties agree that all cross-references to other Sections in any Section of the Lease are revised as necessary to reflect the provisions of this Amendment.

17. As amended by this Amendment, the parties hereby confirm and agree that the Lease is in full force and effect. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Lease. This Amendment may be executed in two or more counterparts which together shall constitute a single, original instrument.

In witness whereof, the parties have executed this Amendment to Lease Agreement effective as of the 20th day of November, 2007.

General Moly, Inc., a Delaware corporation

By:	/s/ Bruce D. Hansen
Name: Bruce D. Hansen Title: Chief Executive Officer Date: November 20, 2007

Mount Hope Mines, Inc., a Colorado corporation

By:	/s/ Stephen Drimmer
Name: Stephen Drimmer Title: President Date: November 20, 2007

Schedule A

The Hall - Tonopah Property

The Hall - Tonopah Property consists of 49 patented lode claims, 16 patented millsite claims and approximately 5051 acres of fee owned land, all situated in Nye County, Nevada.

The patented lode claims, which are described in the table set forth below, are located in T5N, R42E, Sections 4, 5, 6, 7, 8 and T6N, R42E, Sections 32 and 33.  The fee owned land is contained within:

T5N, R41E, portions of Sections 1, 2, 11, 12, 13 and 14;
T5N, R42E, portions of Sections 6, 7 and 18;
T5N, R41E, portions of Sections 30, 31 and 32;
T6N, R41E, portions of Sections 25, 26, 35 and 36.

The total area covered within the project boundary by claims and fee owned land is approximately 6,057 acres.

Patented Lode Claims

Claim Name	Patent/Mineral Survey #
Moly 5	4883
Moly 7	4883
Moly 9	4883
Moly 11	4883
Treasure Hill No. 7	4883
Treasure Hill No. 8	4883
Treasure Hill No. 9	4883
Treasure Hill No. 10	4883
Treasure Hill No. 11	4914
Treasure Hill No. 14	4913
Treasure Hill No. 15	4913
Treasure Hill No. 16	4913
Treasure Hill No. 17	4883
Treasure Hill No. 18	4883
Treasure Hill No. 19	4883
Treasure Hill No. 20	4914
Chicago No. 1 Mine	4913
Chicago No. 2 Mine	4913
Chicago No. 3 Mine	4883
Chicago Extension No. 1 Mine	4913
Chicago Extension No. 2 Mine	4883
Chicago Extension No. 3 Mine	4883
Smuggler	2284
Sheridan	2285
Moley Gibson Mine	2118
Florence Mine	2117
Scott No. 6	4914
Scott No. 7	4914
Scott No. 12	4913
Daisy 1	4919
Daisy 2	4913
Daisy 5	4913
Lee No. 1	4883
Lee No. 2	4883
Lee No. 3	4883
Lee No. 4	4883
Lee No. 5	4914
Lee No. 6	4914
Lee No. 7	4913
Lee No. 8	4913
Lee No. 9	4913
Lee No. 10	4913
Lee No. 11	4913
Gray Side	3481
Utica	3481
Burbank 1	2115
Burbank 2	2116
Burbank 4	2286
St. George Lode	37A(1699B)

Patented Millsite Claims
Consist of ACC 17 through 31 and AAC 35

A-1